Exhibit 99.2

Prepared Remarks for Fourth Quarter Fiscal Year 2012 Results
Issued November 27, 2012

Introduction

About These Remarks
As previously announced Green Mountain Coffee Roasters, Inc. (GMCR) will be discussing its fourth quarter fiscal year 2012 financial results with analysts and investors in a conference call and live webcast available via the Internet beginning at 5:00 p.m. ET today, November 27, 2012. The following commentary is provided by management in conjunction with GMCR’s fourth quarter fiscal year 2012 results press release and conference call. These remarks represent management’s current views on the Company’s financial and operational performance as of the date of these remarks. These remarks are provided in advance of the conference call to make efficient use of investors and analysts’ time but will not be read on the live conference call. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com.

Conference Call and Live Webcast
The conference call is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm as are accompanying supplemental slides.  The Company archives the latest conference call for a period of time on its website. A replay of the conference call will also be available by telephone at (719) 457-0820, Passcode 4771050 from 9:00 p.m. ET on Tuesday, November 27, 2012 through 9:00 p.m. ET on Sunday, December 2, 2012.

Fourth Quarter Fiscal Year 2012 Business Overview
(Supplemental to the fourth quarter fiscal year 2012 earnings press release issued November 27, 2012)

GMCR remains focused on its value drivers and its enabling initiatives, which we believe will allow the Company to continue to build the value of our enterprise. The Company believes its value drivers include:

1.	Supporting brewer adoption both at home and away from home;
2.	Increasing the opportunities for single serve pack consumption;
3.	Leveraging our multi-channel distribution;
4.	Scaling our business to meet demand; and,
5.	Enhancing our geographic presence and the strength of our flagship brands.

Supporting Brewer Adoption
We estimate that the combination of brewer shipments from GMCR and its licensed partners resulted in shipments of 2.0 million Keurig® Single Cup Brewers in the fourth quarter of fiscal year 2012. Of the total, 1.8 million brewers were shipped by GMCR. The remainder were shipments of third-party brewers, marketed and sold by our licensed partners Breville Group Limited (Breville® brand), Conair (Cuisinart® brand) and Jarden (Mr. Coffee® brand). Brewer shipments do not account for consumer returns to retailers.

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Vue®

Keurig® Vue® brewers and Vue® packs are currently available at most specialty retail and mass partners, including Bed, Bath & Beyond, Kohl’s, Target and Wal-Mart, as well as on GMCR’s consumer-direct websites www.keurig.com and www.greenmountaincoffee.com. GMCR’s consumer-direct websites now offer approximately 60 beverage varieties of Vue®. Shipments of Keurig® Vue® brewers in the quarter were not material.

In our fiscal fourth quarter we made progress against our previously announced intentions to introduce Vue® models with lower price points. In September we lowered the price on our initial Vue® model, the V700, from its $249 price point to $229 going into the holiday season. In addition, we introduced the Keurig® Vue® V600 brewer in select channels, which offers an interactive black and white touchscreen with an initial SRP of $209.

That same month we also introduced our first commercial Vue® brewer, engineered specifically for use in office environments with frequent users and designed to operate with innovative My Brew™ RFID technology in the beverage packs to simplify and enhance the brewing experience.
Increasing Single Serve Pack Consumption
GMCR’s aim is to have a brewer on every counter and a beverage for every occasion. Essential to the fulfillment of that strategy is our alignment with strong coffee and beverage brands to support a range of consumer choice and taste profiles. In addition, our new beverage development group’s focus is on new product innovations that generate additional interest and enthusiasm for the system.
Partnerships
Our licensed beverage partnerships further our effort to offer unsurpassed choice to meet a broad range of consumer taste preferences for every beverage occasion. Initiatives this quarter with partners included the introduction of the new Dunkin’ Donuts Pumpkin K-Cup® pack, available for a limited time this fall, as well as the launch of Eight O’Clock® coffees in K-Cup® packs into the grocery and mass channels as well as our two consumer-direct websites. In addition, we entered into two new strategic beverages relationships this quarter. We initiated a partnership with Dr Pepper Snapple Group to offer Snapple® premium iced teas in K-Cup® and Vue® packs, and signed an agreement to be the exclusive manufacturer of Costco Kirkland Signature™ brand K-Cup® packs, which went on sale in mid-November in Costco warehouses where K-Cup® packs are currently sold as well as on Costco.com.

New Beverages
In August we introduced new Lemonade by Green Mountain Naturals®, an iced fruit brew and first ever lemonade offered in a K-Cup® pack. In September, we introduced six beverage options of Wellness Brewed™ beverages, a collection of K-Cup® packs created to enhance consumers' wellness lifestyles. These innovative beverages are packed with added ingredients, like antioxidant vitamins, making it easy for consumers to enjoy the perfect combination of smart choices and great taste. Included in the launch were two innovative, functional coffees from Green Mountain Coffee® – Focus Blend™ and Antioxidant Blend. Also debuting with the line were two Antioxidant Max™ wellness teas from Celestial Seasonings®, and two Vitamin Burst™ varieties introduced earlier this summer.

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Leveraging our Multi-Channel Distribution
The goal of our multi-channel distribution strategy is to ensure consumers can purchase single serve packs wherever they shop. Virtually all of our major retailers have expanded their assortment of K-Cup® packs this year and our Vue® pack offerings continue to enter into new channels. Following is a summary of some of the progress made during our fiscal fourth quarter.
Grocery
We continue to expand distribution as well as increase shelf space for new varieties within existing stores. According to SymphonyIRI Group, Inc. (IRI) data, the single cup segment continues to be the primary growth driver of the coffee category, as well as with the tea and hot cocoa categories. For the 12 weeks ending September 30, 2012, single cup coffee dollar sales grew 95.6% over the same year ago period, representing 16.4% of coffee category sales, while the coffee category grew 3.7%. The single cup sub-category, including all beverages, was the second fastest growing sub-category overall in dollar sales growth within total U.S. grocery.

Also according to IRI data, 12-count single-serve packs sold by GMCR achieved an ACV (all commodity volume) of 93% nationwide with an average of 25 items per store in U.S. grocery stores for the 12-weeks ended September 30, 2012. ACV and item count was higher in the Northeast, with 100% ACV and an average of 42 items per store, compared to the West, where ACV was 91%, with an average of 19 items per store.

Department, Specialty, Mass Retailers and Wholesale Clubs
We saw continued growth of Keurig® Single Cup Brewing system adoption through the fourth quarter of fiscal year 2012 as evidenced by data from NPD Group. Keurig® was the number three selling coffee maker brand based on unit sales. In the same period, the Keurig® Single Cup Brewing system’s unit share (excluding licensed partners) was 15.2%, an increase of 31% from its share of 11.6% in the same period of fiscal year 2011. Finally, Keurig® Single Cup Brewers were the top four bestselling coffee makers during the Company’s fiscal fourth quarter by dollar sales.

(Note: U.S. NPD data does not include all retailers, and is estimated to represent 60%-70% of the total coffee maker opportunity. NPD recently updated its database with additional retailers as of July 2012.)

Away From Home
Beginning October 1, 2012, GMCR consolidated the Away From Home sales teams of its Specialty Coffee business unit and Keurig business unit into one single selling organization. This integration now allows us the ability to sell more strategically and effectively by enhancing customer intimacy and providing consistent channel expertise. The Away From Home segment of our business is both a significant profit contributor and a “trial generator” helping us encourage At Home adoption. Third-party research conducted on behalf of the Company indicates that after “word of mouth,“ trial in Away From Home is the second leading reason why consumers purchase a Keurig® brewer for their home. However, this segment is experiencing continued growth driven by product and marketing programs geared toward small, medium and large offices and workplaces throughout North America. During our fourth quarter of fiscal year 2012 the Away From Home business experienced strong growth in brewer sales versus a year ago. Keurig® Away From Home brewers are sold by Keurig® Authorized Distributors, direct to end users on our consumer-direct websites and in retail locations such as Staples, Office Depot and Office Max.

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Consumer Direct

Our consumer-facing websites are often the initial gateway consumers use to learn about the Keurig® system. Additionally, our websites are leading e-commerce platforms enabling many of our consumers to purchase their Keurig® product needs conveniently. For instance, in fiscal year 2012, www.keurig.com had 23 million unique visitors and over 3 million web orders.

Scaling our Business to Meet Demand
GMCR currently operates production facilities in Castroville, California; Knoxville, Tennessee; Essex, Waterbury and Williston, Vermont; Sumner, Washington; Toronto, Ontario; Montreal, Quebec; and Windsor, Virginia. The Company also conducts research and development activities in facilities in Reading, Wakefield and Woburn, Massachusetts; and in Waterbury, Vermont. Throughout fiscal 2012, the Company completed significant facility and infrastructure expansions in its Essex, Montreal and Sumner buildings, and invested in the initial fit-up of its Windsor plant, which is currently in production in anticipation of Holiday 2012 demand.

Enhancing Our Geographic Presence and Strength of our Core Brands
We continue to make excellent progress with brewer adoption in Canada. According to sell-through data from retailers reporting to NPD Group for the period July through September 2012, Keurig® Single Cup Brewers (excluding licensed partners) were the top-ranked coffee maker brand in Canada based on dollar sales, with Keurig®’s dollar share of all coffee makers increasing to 26.6% compared to 22.9% in the same period in the prior year. Keurig® was the second-ranked brewer in the region based on unit sales, with unit sales increasing to 13.4% share from 10.5% share in the same period in the prior year.
(Note: Canadian NPD data does not include all retailers, and is estimated to represent 70%-80% of the total coffee maker opportunity.)

With our success in Canada, we continue to evaluate the potential of opportunities outside North America. In support of those efforts, Gérard Geoffrion, previously President of GMCR’s Canadian business unit, was named the Company’s President, International Business Development in October 2012.
Fiscal Year 2012 Corporate Social Responsibility Highlights

Signature Cause

Fair Trade USA
Green Mountain Coffee®’s focus on fair trade as the brand’s signature cause has been successful by all measures. The brand marketing team embraced fair trade in a multi-faceted national campaign that not only successfully drove sales of Fair Trade Certified™ products, but helped to position the brand as the leading coffee brand in fair trade and increased awareness and understanding of fair trade among millions of consumers. As part of our commitment to fair trade we continued to support the work of Fair Trade USA in fiscal year 2012 with a grant of $350,000. The grant helped to fund the Fair Trade Towns and University conference for the second year plus support a variety of resources and activities that advance education, understanding and purchasing of fair trade products including: a university procurement policy model and pilot, expanded social media/ messaging materials, and other support materials for their network of students and local fair trade activists.

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Domestic Grants

Vermont
A grant of $100,000 was made to the Vermont Sustainable Jobs Fund to support the multi-stakeholder Vermont Farm to Plate Strategic Plan. Early stage funding is helping to transform the current food system to a local and regionally-based, sustainable food system and provides the infrastructure needed to enable coordinated collaboration and monitoring of progress in implementing the statewide plan. The Vermont Grant Team is also supporting a number of organizations that are working closely to achieve the goals of the Farm to Plate Strategic Plan, including: Vermont FEED ($100,000), Center for Sustainable Systems ($20,000), the Intervale Center ($21,000), and Compost Association of Vermont ($34,000).

Knoxville
A grant of $50,000 was made to the Great Schools Partnership, the Knox County School District’s private-sector partner, to support the adoption of the 1st grade early literacy program at 10 Knox County schools. This literacy intervention program utilizes a literacy coach, individualized staff development, common reading time, small group and individual intervention sessions that provide up to an additional hour of reading time per day. The focus on 1st grade literacy was determined by data results which showed that 80% of students who are not yet proficient readers by the end of 1st grade are still not proficient after 5th grade, leading the Partnership to believe that if the schools can’t meet the reading challenge early in 1st grade, it rarely will be reached later on. The first five schools to adopt this program have already shown significant gains in reading proficiency, reporting a range of 82-98% proficiency, up from an original range of 8-27% proficiency prior to the introduction of the early literacy program.

Supply Chain Grants

Save the Children
In 2012, GMCR partnered with Save the Children by providing a $1.5 million grant over three years to fight hunger and improve the well-being of children in coffee-growing communities in Aceh, Indonesia. The project is an expansion of a $500,000 GMCR grant, awarded in 2010. At the beginning of that project, 46% of families surveyed reported food shortages in the prior 12 months. After two years of education on food diversification, child health and nutrition, that number dropped to 6%.

Madison House
In July, GMCR funded our first supply chain community grant outside of coffee for $125,000 to Madison House Youth and Community Center in Yakima, WA. This project provides education programs to workers in the apple orchards and warehouses where GMCR purchases apples for its Green Mountain Naturals® brand Hot Apple Cider portion packs. The grant will fund scholarships, program materials, GED testing fees and childcare.

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Forward-Looking Statements

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements”. Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in the Company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.